                                             EXHIBIT 10.4
                                             Form of Administration Agreement

                                                                 Page 1 of 6

                              ADMINISTRATION AGREEMENT


          THIS ADMINISTRATION AGREEMENT ("Agreement"), dated as of __________, 1998, is entered into among Illinois Power Company, an Illinois corporation ("IPC" or the "Administrator") and Illinois Power Securitization, LLC, a limited liability company ("IPS").

          WHEREAS, pursuant to Article XVIII of the Illinois Public Utilities Act (the "Act"), the Administrator has formed IPS as a limited liability company of which the Administrator is the sole member in order for IPS to become a "grantee" of "intangible transition property" in accordance with the Act; and

          WHEREAS, the IP Special Purpose Trust ("Trust") has been created in order to accept the assignment of all of IPS' right, title and interest in and to the intangible transition property and certain other property so that the Trust shall be an "assignee" as defined in Article XVIII of the Act and will issue "transitional funding instruments" (the "Notes") pursuant to that certain Note Indenture dated ____,1998 the net proceeds of which will be paid by the Trust to IPS and by IPS to IPC; and

          WHEREAS, IPS requires certain facilities, including, without limitation, office space, office furniture and equipment, computer equipment and communications equipment, to carry on its business activities; and

          WHEREAS, IPS requires certain services including, without limitation, administrative, personnel, purchasing and operational services, in order to carry on its business activities; and

          WHEREAS, IPS desires to engage IPC as Administrator hereunder in order to provide such facilities and services to IPS and to administer the day to day operations of IPS; and

          WHEREAS, IPC is willing to provide such facilities and services and to act as Administrator hereunder; and

          WHEREAS, the parties hereto believe that the Administrator's provision of such facilities and services will be efficient and cost-effective for all parties involved; and

          WHEREAS, the parties hereto wish to incorporate certain terms and provisions of that certain Services and Facilities Agreement (the "SAFA") dated as of May 27, 1994 between Illinova Corporation ("Illinova") and IPC, as amended, a copy of which SAFA is attached hereto as EXHIBIT A;

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                                                                 Page 2 of 6

          NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties hereby agree as follows:

          1. DEFINITIONS. Capitalized terms used in this Agreement without definition shall have the meaning set forth in the SAFA. For the purposes of this Agreement, the term "Illinova" as used in the SAFA shall mean "IPS". Non-capitalized terms used herein which are defined in Article XVIII of the Act shall have the meanings as so defined therein.

          2. PROVISIONS OF FACILITIES AND SERVICES. During the term of this Agreement, IPC hereby agrees to act as Administrator hereunder on behalf of IPS. The Administrator shall make available or provide to IPS upon its request, such facilities (collectively, "Facilities") as are described in
Section 1.B of the SAFA and such services (collectively, "Services") as are described in Section 1.A of the SAFA, with the exception of those services described in Sections 3.G and 16 of the SAFA; PROVIDED that (i) the Administrator shall have no obligation to provide any such Facilities or Services to the extent that IPC, under the SAFA, would not be obligated to provide such Facilities or Services thereunder and (ii) such Services shall be administrative and ministerial in nature and are not intended to provide the Administrator with the right to manage and control IPS, it being understood that the management and control of IPS and its ongoing responsibilities shall be governed by separate agreements relating to such matters, including without limitation IPS's certificate of formation and limited liability company agreement. The parties hereto further acknowledge that IPS has been formed as a special purpose entity whose business activities will be limited to the perfection and maintenance of rights in the intangible transition property created under an order from the Illinois Commerce Commission and under the assignment transactions contemplated thereby, the entry into such documents as may be required to evidence and consummate the foregoing transactions and any other matters relating or incidental thereto. Accordingly, the Administrator shall have no obligation hereunder to provide or perform Facilities or Services to IPS if such Services or Facilities are not reasonably related to the business activities recited above. Notwithstanding the foregoing, the Administrator shall provide all Facilities and Services which IPS has reasonably demonstrated are necessary for it to comply with the terms of, and perform its obligations under, all documents, agreements or instruments entered into in connection with the issuance of the Notes, with the exception of those services to be provided under that certain Servicing Agreement between IPC and IPS entered into as of______ 1998. All Facilities and Services shall, except as otherwise specifically set forth in this Agreement, be provided without warranty of any kind as provided in the SAFA.

          3. INSTRUCTIONS TO EMPLOYEES. The Administrator shall advise all of its employees requested to perform Services that IPS is a separate legal entity from IPC and from IPC's subsidiaries and affiliates, other than IPS, and shall instruct such employees not to represent IPC or its affiliates as having agreed to pay or as being liable for the debts of IPS and not to represent IPS as having agreed to pay or as being liable for the debts of IPC or IPC's affiliates. The Administrator further agrees to advise all employees performing Services on behalf of IPS that, in performing such Services, such employees must follow any directions given them by the officers of IPS and to act in the best interests of IPS, as applicable.

          4. EMPLOYEES. The Administrator shall at all times during the term of this Agreement provide the following services to all of its personnel who provide Services to IPS from time to time (such personnel, the "Employees"), whether or not such Employees are also officers of IPS: (i) any and all compensation and benefits (including, but not limited to, vacation, holiday and sick pay, life and health insurance, and pension benefits) comparable to those maintained for the Administrator's employees not engaged in rendering Services or as required by any applicable employment practices, policies and contracts, and (ii) the payment of all required federal, state, and local taxes, social security contributions and federal and state unemployment compensation insurance taxes. The Administrator shall also maintain workmen's compensation and liability insurance covering Employees in compliance with applicable law on a basis comparable to such insurance maintained for the Administrator's employees not engaged in rendering Services.

          5. CHARGES AND INVOICING. Charges for the use of the Facilities and Services shall be determined in accordance with Section 3 and other applicable cost allocation provisions of the SAFA and all invoicing and payment for such Facilities and Services shall be in accordance with Section 4 of the SAFA; PROVIDED, HOWEVER, that the Administrator acknowledges that payments owed under this Agreement, to the extend paid out of collections of instrument funding charges or other intangible transition property, shall be subject to the priority of payment set forth in the Note Indenture. All charges owed hereunder shall, unless otherwise expressly agreed by the parties, be deemed to be operating expenses, and not fees, for purposes of the Note Indenture.

          6. SERVICING AGREEMENT. Notwithstanding anything to the contrary in this Agreement, so long as the Administrator is also acting as "Servicer" under that certain Servicing Agreement entered into as of____, 1998, the Administrator hereby acknowledges and agrees that all out-of-pocket expenses and all other costs and expenses incurred by the Administrator in performing its role as Servicer are being separately compensated through payment of the "Servicing Fee" payable thereunder and shall not constitute costs and expenses payable to the Administrator under this Agreement.

          7. TERM. The term of this Agreement shall begin as of the date of issuance of the Notes, and, unless terminated earlier in accordance with the provisions hereof, shall end on June 30, 2009; PROVIDED, that, if the Notes issued by the Trust have not been paid in full by such time, then the IPS shall have the option, by providing thirty days' prior written notice, to renew this Agreement for successive one-year terms. Notwithstanding the foregoing, any party hereunder may terminate this Agreement upon written notice to the other parties hereto; PROVIDED that the Administrator shall not cease to perform its obligations hereunder unless a successor administrator reasonably acceptable to IPS shall have been appointed.

          8. INDEPENDENT CONTRACTOR. The relationship of the Administrator to IPS under this Agreement shall be solely that of an independent contractor entering into a services agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties with respect to the subject matter of this Agreement. The Administrator shall have no authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the other party hereto or create any liability or obligation whatsoever on behalf of such other party to any person or entity. Conversely, IPS shall not have any authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the Administrator or create any liability or obligation whatsoever on behalf of the Administrator to any person or entity.

          9. ADMINISTRATOR'S STANDARD OF CARE. IPC's sole and exclusive duty of care in discharge of its duties as Administrator to IPS is limited to refraining from engaging in (i) any act with the express purpose and intent of causing injury or damage to IPS or (ii) a knowing violation of law. IPC and IPS specifically recognize and agree that the standard of care provided for in this Section 9 shall be in lieu of any other standard of care that might be argued to apply in connection with IPC's discharge of its administrative duties under this Agreement. It is further recognized and agreed that IPC, in discharging its duties under this Agreement, does not have any fiduciary or other obligation to IPS solely as a result of agreeing to act as Administrator under this Agreement (other than as set forth in this Section 9).

          10. CONFIDENTIALITY. The parties hereto agree to abide by the confidentiality provisions set forth in the SAFA.

          11. RECORDS. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by IPS at any time during normal business hours.

          12. OTHER ACTIVITIES OF ADMINISTRATOR. Nothing herein shall prevent the Administrator or its affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of IPS.

          13. NOT APPLICABLE TO IPC IN OTHER CAPACITIES. Nothing in this Agreement shall affect any obligation IPC may have in any other capacity.

          14. NO PETITION. Administrator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Notes, it will not institute against, or join any other person in instituting against, IPS any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          15.  MISCELLANEOUS.

          (a) All provisions of this Agreement shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. Neither party shall have the right to assign all or any portion of its obligations under or interest in this Agreement, except monies which may be due pursuant hereto, without the prior written consent of the other party; PROVIDED, HOWEVER, that Administrator may subcontract or assign all or any portion of its obligations under or interest in this

Agreement to any affiliate of Administrator upon written notice to IPS so long as any subcontracting will not relieve the Administrator from liability for its duties hereunder.

          (b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer or other duly authorized representative of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified except by a writing signed by officers or other duly authorized representatives of each of the parties hereto.

          (c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties hereto with respect to the subject matter hereof. All exhibits referenced herein are hereby incorporated into this Agreement and made an integral part thereof.

          (d) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois.

          (e) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          (f) Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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                                                                 Page 6 of 6


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first shown above.

                                    ILLINOIS POWER COMPANY


                                    By:_________________________________

                                    Title:______________________________


                                    ILLINOIS POWER SECURITIZATION
                                    LIMITED LIABILITY COMPANY


                                    By:_________________________________

                                    Title:______________________________


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                                                                 Exhibit A
                                                                 Page 1 of 6

                         SERVICES AND FACILITIES AGREEMENT

     THIS AGREEMENT is made and entered into this 27th day of May, 1994 by and between Illinois Power Company, an Illinois corporation ("IP") and Illinova Corporation, an Illinois corporation ("Illinova").

     WHEREAS, IP has been ordered by the Illinois Commerce Commission ("ICC"), in Docket 92-0404, to form a holding company in which IP and IP Group, Inc. ("IP Group") are subsidiaries and Illinova is such holding company;

     WHEREAS, IP desires to provide Illinova and Illinova's other subsidiaries (hereinafter collectively "Illinova") with the use of facilities, equipment and/or administrative and management services reasonably necessary for the management of the businesses of Illinova subject to the terms and conditions of this Agreement; and

     WHEREAS, Illinova shall pay IP's fully loaded costs for the provision of any and all such services and facilities all as provided in this Agreement;

     NOW, THEREFORE in consideration of the terms and conditions hereinafter set forth, IP and Illinova agree as follows:

     1. IP may provide Illinova from time to time, as reasonably requested by Illinova, with the use of the following services and/or facilities as provided herein:

          A. General management and administrative services, including, but not limited to (i) executive management, legal, accounting, tax services and employee benefits participation/processing, and (ii) treasury and finance services, including, but not limited to, cash management, processing of receipts and disbursements, arranging for short-term and long-term financing, making and managing short-term investments.

          B. Physical facilities, including, but not limited to, office space, fixtures, furniture, equipment, supplies and other machinery/equipment (collectively "Facilities") used by IP in the provision of Services to Illinova or used by Illinova in its businesses.

     2. IP reserves the right, in its exclusive discretion, to schedule the provision of all such Services and Facilities so as not to interfere with its utility operations, which shall have first priority.

     3. lllinova agrees to pay IP for such Services and Facilities at IP's fully loaded cost which includes direct labor expense, labor overheads, employee benefits participation/processing expenses, other administrative and general overheads and costs, and interest on cash advances, as set forth below:

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                                                                 Exhibit A
                                                                 Page 2 of 6

          A. Direct labor expense is the cost of the actual time spent by IP employees on work performed for Illinova.

          B. Labor overheads consist of costs directly associated with labor such as payroll taxes, paid absence, insurance, pension and other benefits.

          C. Employee benefits participation/processing expenses consist of the full cost (i.e., contributions to the plans, direct labor, labor overheads and administrative and general overheads) to IP of Illinova's employees participating in IP's employee benefit plans and all costs incurred by IP in processing any benefits for Illinova's employees under the plans, which include, but are not limited to, the Health Insurance Plan, Pension Plan, Incentive Savings Plan, Long-Term Disability Plan and Life Insurance Plan.

          D. Supplies used by Illinova and paid for by IP shall be reimbursed by Illinova at IP's full cost including handling costs.

          E.   (i)       Administrative and general overheads will be determined
                         in a cost study to be performed by the parties.

               (ii) Office space use, if any, shall also be determined in the cost study on a rental basis and rent shall be based upon, inter alia, the total cost to IP for use of the office space in any building occupied by Illinova using a comparison of the square footage occupied by Illinova in relation to the total square footage occupied by Illinova and IP and the total cost of the use of such space. A similar determination will be made for use of fixtures, furniture, equipment and other Facilities.

               (iii) The cost study shall also consist of a review of employee time and data entries, interviews with Illinova and IP personnel, records review and other activities necessary for making a fair and reasonable allocation of direct and indirect support to Illinova. This study shall be conducted at the conclusion of a six month period for purposes of determining and then billing the administrative and general management overheads as well as determining and billing a monthly amount to cover the costs of employee benefits participation/ processing expenses and all other Services and Facilities provided hereunder. The cost study shall be performed periodically thereafter, but no less than annually, for determining costs to be billed to Illinova for continuing Services and Facilities use.

          F. Reimbursement (or credit) of any taxes due to operations of Illinova as a result of filing consolidated income tax returns.

                                                                 Exhibit A
                                                                 Page 3 of 6

          G. Interest on cash advances from IP to Illinova shall be calculated at the higher of (i) the interest rate at which Illinova could have borrowed the funds pursuant to an existing bank credit agreement(s) or commercial paper facility(ies) entered into between Illinova and an unaffiliated third party or parties, or (ii) IP's actual interest cost for the funds obtained or used to provide the cash advance to Illinova.

     4. IP shall invoice Illinova for all Services and Facilities, if used, monthly. Invoices will be payable by Illinova 30 days after receipt of invoice.

     5. Whenever IP provides Services or Facilities to Illinova, each IP employee providing such Services shall maintain a record of all time spent in performing any Services for Illinova and the use of all Facilities used in the provision of such Services. Executive officers of IP shall provide a written estimate of the percentage of business time spent (on a monthly basis) on behalf of Illinova and shall be included in the cost study.

     6. This Agreement shall take effect upon Illinova and IP having received all necessary federal, state and shareholder approvals for the reorganization and for the execution and performance of this Agreement. This Agreement shall remain in effect for an initial term of five (5) years from the date of ICC approval and from year to year thereafter until either party terminates this Agreement by 90 day prior written notice given to the other party before the end of any such term.

     7. This Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter herein and supersedes all previous proposals, oral or written, negotiations, representations, commitments and all other communications between the parties. No other terms or conditions shall be binding upon the parties unless accepted by them in writing.

     8. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9. This Agreement shall be governed by, construed and interpreted pursuant to the laws of the State of Illinois.

     10. Every part, term or provision of this Agreement is severable from all others. Notwithstanding any possible future finding by duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

     11. The parties agree to comply with all provisions of all laws applicable to this Agreement or the work to be performed hereunder and with all applicable rules, regulations, orders and directives of all governmental bodies having jurisdiction.

                                                                 Exhibit A
                                                                 Page 4 of 6


     12. Failure by either party to insist upon strict performance of any term or condition herein shall not be deemed a waiver of any rights or remedies that either party may have against the other and shall not be deemed a waiver of any subsequent default of any term and condition hereof.

     13. In the performance of the work hereunder, IP shall be an independent contractor with authority to control and direct the performance of the work hereunder except as limited herein.

     14. lllinova shall have access to and the right to examine any and all books, documents, papers and records which pertain to the work hereunder. IP shall maintain all such records for a period of seven years after completion or termination of this Agreement. Such examination may be conducted within five business days after notice to IP. IP shall produce all such records at the headquarters of IP.

     15. The parties agree to keep confidential all information coming to its knowledge in the course of the performance of the work hereunder relating to the business of either IP or Illinova except that which is required to be disclosed to any governmental body having jurisdiction over either party. If either party is required to make disclosure, such party shall provide 14 days prior written notice to the other party and take all steps necessary to make such disclosure confidential under the rules of the governing body. All such information shall remain the sole property of the party who provided such information in the first instance. The foregoing restrictions on disclosure shall survive the termination or completion of this Agreement.

     16. Any cash advances made by IP to Illinova pursuant to this Agreement shall be in accordance with the following terms:

          A. The balance of cash advances at any time shall not exceed the amount of funds which Illinova could borrow directly pursuant to an existing bank credit agreement(s) or commercial paper facility(ies) entered into between Illinova and an unaffiliated third party or parties.

          B. The duration of each cash advance shall not be more than three months.

               All outstanding cash advances shall be repaid by Illinova as of the end of each calendar quarter.

          C. Finding No. (5) of the Illinois Commerce Commission order in Docket 94-0005 dated October 3, 1995 provided approval for cash advances subject to the conditions that:

               (1) the cash advances to Illinova shall not at any time exceed the unused balance of funds actually available to Illinova under Illinova's existing bank credit agreements;

                                                                 Exhibit A
                                                                 Page 5 of 6


               (2) the cash advances to Illinova shall not at any time exceed the amount of Fifty Million Dollars ($50,000,000.00);

               (3) the financial institution with whom Illinova has a bank credit agreement has a bond rating of at least A- by Standard and Poors and A3 by Moodys at the time the institution enters into said agreement with Illinova;

               (4) the term of the Addendum shall be limited to three years from the date of this Order (October 3,1995), subject to extension, if deemed appropriate by further order of the Commission, upon application by IP.

     17. Illinois Power agreed to the following provisions in obtaining initial approval of this agreement by the Illinois Commerce Commission on May 13, 1994:

          A. Illinois Power will develop written guidelines for charging time, materials, services and facilities to Illinova within sixty days after completion of the first cost study. IP will inform all departments which may provide services to Illinova or its subsidiaries of said guidelines, and will provide the Director of Accounting of the Commission's Public Utility Division with a copy of said guidelines, within sixty days after the adoption thereof.

          B. Illinois Power will submit to the Commission Staff certain information related to its allocation of costs between the Company and its affiliates. This information will be submitted for each calendar year until the Company files its next general rate case; and will consist of a description of each service provided by the Company to its affiliates; the Company's monthly billing to Illinova; the costs allocated to Illinova from Illinois Power; and backup for each allocation.

          C. Illinois Power will allow the Commission's Staff access to all books, accounts and records of the Company, and, to the extent that the Company has or may obtain possession or control of the books, accounts and records of, Illinova and its non-utility subsidiaries which in any way impact on Illinois Power or in order to determine whether there has been any transaction with or impact on Illinois Power.

          D. Illinois Power will perform periodic audits of the transactions performed under the Agreement to ensure compliance with the Commission's order, the Agreement, the current cost studies, and the written guidelines. These written audit reports shall be retained by the Company and will be available for Commission Staff review.

                                                                 Exhibit A
                                                                 Page 6 of 6

     18. Nothing in this Agreement shall be construed as requiring Illinova to use the Services or Facilities of IP and Illinova is free to obtain any such Services or Facilities from third parties.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals effective the day and year first above written.


 ILLINOVA CORPORATION                   ILLINOIS POWER COMPANY


 By:  /s/ Larry D. Haab                 By:  /s/ Larry F. Altenbaumer
      ------------------------               -----------------------------
      Larry D. Haab                          Larry F. Altenbaumer
      Chairman, President and                Senior Vice President and
      Chief Executive Officer                Chief Financial Officer